UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 3, 2009
CORVEL CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-19291	33-0282651

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2010 Main Street, Suite 600, Irvine, California	92614

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 851-1473
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.16
EX-10.17

Item 1.01. Entry Into a Material Definitive Agreement.
     On May 29, 2009, CorVel Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) and an unsecured Revolving Line of Credit Note (the “Note”) with Wells Fargo Bank, National Association (“Wells Fargo”), pursuant to which the Company established a $10.0 million revolving credit facility (the “Credit Facility”) for general working capital requirements. Borrowings under the Credit Facility may be made from time to time until maturity on May 28, 2010, as the Company deems necessary or appropriate. The Credit Facility bears interest at a fixed rate per annum equal to LIBOR plus 1.50%, and is subject to acceleration upon the occurrence of certain events of default. After the maturity date or upon acceleration of the Note, the Note shall bear interest until paid in full at an increased rate per annum equal to 2% above the then-existing interest rate.
     In addition to containing affirmative covenants, the Credit Agreement also includes negative covenants that, without Wells Fargo’s approval, limit the Company’s ability to: (a) use the Credit Facility for purposes other than general working capital; (b) mortgage, pledge, grant or permit to exist a lien upon, all or any portion of the Company’s assets, except for certain permitted liens; (c) merge into or consolidate with any other entity unless the Company is the surviving entity and remains in compliance with the Credit Agreement; (d) engage in any material business not reasonably related to the Company’s present business; (e) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of the Company’s assets except in the ordinary course of its business, or except for up to 15% of its assets in any fiscal year for fair consideration; and (f) acquire all or substantially all of the assets of any other person or entity, except where (i) the business, division or operating units acquired are for use, or the person acquired is engaged, in businesses reasonably related to the businesses conducted by the Company at the time of the acquisition, (ii) immediately before and after giving effect to the acquisition, no event of default exists, (iii) the aggregate consideration to be paid by the Company in connection with the acquisition (or any series of related acquisitions) is less than $40,000,000 and all acquisitions after May 29, 2009 is less than $100,000,000, (iv) the board of directors or similar governing body of the acquired person has approved such acquisition and such person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate any applicable law, and (v) if the acquisition is structured as a merger, the Company is the surviving entity.
     The Credit Agreement also includes default provisions based upon (a) a failure to pay principal, interest or other amounts within 5 days after the date due under the Credit Agreement; (b) any financial statement or certificate, or any representation or warranty, made by the Company under the Credit Agreement being incorrect, false or misleading in any material respect; (c) an uncured failure to perform or comply with other obligations to Wells Fargo; (d) a default under certain third-party agreements; (e) the filing of certain notices of judgment lien, the recording of certain abstracts of judgment, the service of certain notices of levy and/or writs of attachment or execution, or the entry of certain judgments; (f) insolvency, the appointment of a receiver, trustee, custodian or liquidator, the general failure to pay debts as they become due, making a general assignment for the benefit of creditors, a voluntary petition for bankruptcy, or an involuntary petition for bankruptcy not dismissed within 30 days; (g) the dissolution or liquidation of the Company; and (h) any change in ownership of an aggregate of 25% or more of the common stock of the Company in a single or in affiliated transactions.
     The foregoing is a summary of the material terms of the Credit Agreement and the Note. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Note, copies of which are attached hereto as Exhibits 10.16 and 10.17 and are incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(a) Not Applicable.
(b) Not Applicable.
(c) Not Applicable.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.16	Credit Agreement dated May 29, 2009 by and between CorVel Corporation and Wells Fargo Bank, National Association.

10.17	Revolving Line of Credit Note dated May 29, 2009 by CorVel Corporation in favor of Wells Fargo Bank, National Association.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVEL CORPORATION

(Registrant)

Dated: June 3, 2009	/s/ DANIEL J. STARCK

Daniel J. Starck
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.16	Credit Agreement dated May 29, 2009 by and between CorVel Corporation and Wells Fargo Bank, National Association.

10.17	Revolving Line of Credit Note dated May 29, 2009 by CorVel Corporation in favor of Wells Fargo Bank, National Association.